                                   Exhibit 11

                        COMPUTATION OF PER SHARE EARNINGS


                                                      YEAR ENDED DECEMBER 31
                                                   ----------------------------
                                                       1996            1995
                                                   ------------    ------------
Net income (loss) .............................    $    793,000    $ (1,059,000)
                                                   ============    ============
Weighted average shares outstanding ...........       9,729,000      12,203,000
Incremental shares considered outstanding(1) ..       1,260,000       1,534,000
                                                   ------------    ------------
Shares used in per share calculation ..........      10,989,000      13,737,000
                                                   ============    ============
Net income (loss) per share ...................    $       0.07    $      (0.08)
                                                   ============    ============

(1) Pursuant to the requirements of the Securities and Exchange Commission, stock options and warrants issued by the Company during the twelve months immediately preceding its initial public offering have been included in computing net income (loss) per share as if they were outstanding for all periods using the treasury stock method.